FOR IMMEDIATE RELEASE	SYMBOL: PLAD
March 25, 2014	TRADED: OTCQB

PLADEO CORP. CHANGES NAME TO MORE

CLOSELY IDENTIFY WITH MARKET INDUSTRY SERVED

Denver, Colorado – Pladeo Corp., a holding company organized in Nevada ("Pladeo" or the "Company"), (OCTQB: PLAD) announced today that it has begun to make acquisitions of operating subsidiaries and will soon no longer be classified as a shell company. Future operating plans for the Colorado-based business include a concentration in financing, marketing, advertising, lodging and entertainment services geared to the recreational marijuana industry. To more closely identify with the market segment it serves, Pladeo changed its name to The MaryJane Group, Inc. and the Company anticipates the name change and new trading symbol to be approved by FINRA on or around April 9, 2014.

Joel C. Schneider, President and Chief Executive Officer of Pladeo, stated, "On January 1 of this year, Colorado became the first state to legalize the use of recreational marijuana for Colorado residents and for visitors to Colorado. In addition to providing debt financing to growers and dispensaries through our recently acquired subsidiary, Capital Growth Corporation, we intend to provide debt/equity financing to other unique businesses within the recreational marijuana sector, believing that financing private businesses to meet the needs of marijuana smokers is an example of a new business opportunity in which we desire to take an equity stake."

Once FINRA approval is obtained, the Company will announce the effective date of its name change and its new trading symbol.

Corporate offices are located at 625 E. 70th Avenue, Denver, CO 80229. Questions should be directed to Joel Schneider, President and Chief Executive Officer, at (303) 835-8603.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of Pladeo Corp. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future acquisitions and business development, the upcoming name change approval and new trading symbol, and the business opportunity in the recreational marijuana industry in the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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